Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 of Harvest Capital Credit Corporation of our report dated March 16, 2015 relating to the financial statements and financial statement schedule and our report dated June 12, 2015 relating to the senior securities table of Harvest Capital Credit Corporation, which appear in such Registration Statement. We also consent to the reference to us under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 12, 2015